EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-90854, 333-36597, 333-63706, 333-90480, 333-135473, 333-151683 and 333-161515 on Form S-8 and Registration Statement No. 333-164283 on Form S-3 of our reports dated March 15, 2010, relating to the consolidated financial statements of ARIAD Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) and the effectiveness of ARIAD Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 15, 2010